Exhibit 99.1

MITESCO EXPANDS EXECUTIVE TEAM, ADDS PHILIP KELLER AS CHIEF FINANCIAL OFFICER

MINNEAPOLIS, MN, March 17, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire -- Mitesco, Inc. (OTCQB: MITI) today announced the appointment of Mr. Phillip Keller as its Chief Financial Officer (CFO).

“Phillip Keller is an excellent addition to our executive team, with over 30 years experience in finance and accounting, including both private and public companies, and numerous M&A transactions,” noted Larry Diamond, CEO. He continued, “Our plans for expansion and uplisting to a major exchange will be challenging and we believe Phillip brings the relevant healthcare and finance experience to complement the existing team. Further, he has significant international experience which may prove valuable to our longer-term plans.”

“I am excited to join the Mitesco Team,” says Keller, “Mitesco and its operating companies, The Good Clinic, LLC, and Acelerar Healthcare Holdings, LTD, should be well-positioned to deliver on their mission of improving healthcare.  With tech-forward, relationship-driven solutions, Larry and the entire Mitesco team are bringing a more personal, you-focused approach to healthcare.  I look forward to working with the team to improve quality, lower cost, and increase convenience for patients around the world.”

Most recently Mr. Keller was CFO and Secretary for First Choice Health Care Solutions, Inc., Melbourne FL since Jul 2017, a $50 million integrated care platform of non-physician owned orthopedic and spinal care medical centers of excellence; from November 2015 through July 2017, he was employed by Solution Management Corp as Managing Director. The firm is a specialty advisory firm focused on providing financial and operational consulting. During 2014 and 2015 he was employed as CFO by RehabCare Inc., Louisville, KY a $1.5 billion provider of physical, occupational, and speech-language rehabilitation services to hospitals, skilled nursing facilities, and home care setting in 47 states; from 2011 through 2013 he was Senior VP Finance at PharMerica, Inc., Louisville, KY (NYSE) a $1.8 billion institutional pharmacy servicing skilled nursing and assisted living facilities, hospitals, and other long-term alternative care facilities.

Mr. Keller’s compensation will be consistent with others on the executive team, including base salary, potential bonus, and long-term equity participation.

Our Operations and Subsidiaries: The Good Clinic, LLC, and Acelerar Healthcare Holdings, LTD.

The Good Clinic, LLC is a wholly-owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. The Good Clinic plans to build out a network of clinics using the latest telehealth technology with the nurse practitioner operating as its primary healthcare provider. It will begin in Minneapolis and plans to expand nationwide. Today, 23 states facilitate nurse practitioners practicing to the full scope of their skills and training. The executive team at The Good Clinic™ includes several of the key executives who brought Minute Clinic (previously known as Quickmedix) to scale, which was acquired by CVS for $170 million in 2006.

Acelerar Healthcare Holdings, LTD. is the Company’s wholly-owned, Dublin, Ireland-based entity for its European operations.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than the statement of historical fact contained in this press release are forward-looking statements. In some case, forward-looking statements can be identified by terminology such as "anticipate," "believe," "can," "continue," "could," "estimate, "expect," "intend," "may," "plan," "potential," "predict," "project," "should," or "will"  or the negative of these terms or other comparable terminology and include statements regarding plans to expand The Good Clinic concept of care to additional locations and uplisting, plans for expansion and up listing, the expected contribution of Mr. Keller, Mitesco and its operating companies, The Good Clinic, LLC, and Acelerar Healthcare Holdings, LTD, being well positioned to deliver on their mission of improving healthcare, and working to improve quality, lower cost, and increase convenience for patients around the world..  These forward-looking statements are based on expectations and assumptions as of the date of the press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to expand The Good Clinic concept of care to additional locations as planned, the expected contribution of Mr. Keller, our ability to deliver on our mission of improving healthcare for patients around the world, and the other factors discussed in Mitesco, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact: Mr. Larry Diamond

844-383-8689 x1
investors@MitescoInc.com